Exhibit 99.1

Euronet Worldwide Proposes to Acquire MoneyGram for $15.20 Per Share

Offer Represents an Approximately 15% Premium Over MoneyGram’s Existing Agreement with Ant Financial and a Premium Of Approximately 28% to the Company’s Closing Price on the Day Prior to the Ant Financial Transaction Announcement

Clearly Superior Offer Provides Significant Benefits to MoneyGram Shareholders Including Certainty to Closing with No CFIUS Requirement and No Closing Condition Related to Receipt of Money Transmitter Licenses

Compelling Strategic Rationale for Future Value Creation, Including Increased Customer Choice Through Complementary Product Offerings

Expected Cost Synergies of Approximately $60 Million in the Second Year Post Close

Meaningful Accretion to Adjusted Earnings Post Close

LEAWOOD, Kan., March 14, 2017 – Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronics payments provider, today announced that Euronet has made a proposal to acquire all shares outstanding of MoneyGram International, Inc. (“MoneyGram”) (NASDAQ: MGI) for $15.20 in cash for each share of MoneyGram Common Stock and MoneyGram Preferred Stock on an as-converted basis, valuing the company at more than $1 billion, in addition to the assumption of approximately $940 million of MoneyGram’s debt outstanding. The combination of these highly complementary businesses would create a very well-positioned global payments company that would benefit customers and employees in the United States and around the world.

The proposal represents a premium of approximately 15% over the Ant Financial Services Group (“Ant Financial”) offer and a premium of 28% over the closing price of $11.88 for MoneyGram stock on the final day of trading prior to the transaction announcement on January 26, 2017. The offer also represents a premium of approximately 38% to MoneyGram’s volume weighted average share price over the three month period prior to the Ant Financial transaction announcement. The proposal offers stockholders a clear and significantly more certain path to a faster closing with no required review by the Committee on Foreign Investment in the United States (“CFIUS”) and no closing condition related to securing change of control consents covering money transmitter licenses in the jurisdictions in which MoneyGram operates.

In addition to the compelling value to stockholders, a combination of Euronet and MoneyGram would create substantial benefits for all customers, agents, employees and stakeholders.

•	Positioned For Growth – Both companies have highly complementary distribution channels that will best position the combined business to grow in the highly fragmented global money transfer industry that is projected by the World Bank to expand by 4% annually over the next two years. MoneyGram’s focus on large retailers and national post offices combined with Euronet’s focus on independent agents and its broad set of consumer payment solutions will create a leading value proposition for customers worldwide. Furthermore, Euronet believes the companies’ combined core strengths will accelerate their respective digital platform growth initiatives.

•	Proven & Collaborative Management Team – Euronet’s experienced and disciplined leadership team has long respected the MoneyGram team and is ready to work together to drive incremental growth for the combined business. Since the acquisition of Ria in 2007, Euronet has grown its money transfer segment from just more than $200 million in pro forma revenue to over $800 million, a CAGR of 16%. Euronet has a proven track record of successfully integrating more than 35 acquisitions and, more significantly, four money transfer businesses, including Ria, IME, HiFX and XE. In addition, over the same time period, Euronet has continued to invest in its money transfer operations, growing employee headcount at a 12% CAGR to support a seven-fold increase in agents while also expanding Pro Forma Adjusted EBITDA margin over 325 basis points.

•	Commitment to Compliance – Both Euronet and MoneyGram understand the requirements for robust compliance in the money transfer industry are only increasing as the market continues to expand globally and venture into new digital platforms. Euronet has an impeccable record of compliance since its founding in 1994 and, together, both companies would give global customers and regulators confidence through a best-in-class compliance program.

Advisors

Wells Fargo Securities, LLC is serving as financial advisor for Euronet, and Gibson, Dunn & Crutcher LLP is acting as legal advisor.

Conference Call Details

Euronet will hold a conference call this morning, Tuesday, March 14, 2017 at 8:00 a.m. Eastern Time to discuss the proposal. Details are below.

The conference call will be accessible via webcast by following the link posted on http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast. The conference call will also be available by telephone by dialing (877) 303-6313 (USA) or +1- (631) 813-4734 (non-USA).

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

The full text of the letter delivered to MoneyGram by Euronet on March 14, 2017 is included below:

March 14, 2017

Pamela H. Patsley

Chairman of the Board of Directors

MoneyGram International, Inc.

2828 North Harwood St.

15th Floor

Dallas, TX 75201

Dear Pamela:

As we have indicated in our discussions with you from time to time, we are convinced that a combination of our two companies presents a highly compelling opportunity for MoneyGram. Our complementary businesses and cultures would create a very well-positioned global payments company that would benefit customers and employees in the United States and around the world.

With this in mind, and given the high regard we have for MoneyGram’s technology, global network, management team and employees, I am pleased today to submit this proposal on behalf of Euronet Worldwide, Inc.’s (“Euronet”) Board of Directors to acquire all shares outstanding of MoneyGram International, Inc. (“MoneyGram”) for $15.20 in cash for each share of MoneyGram Common Stock and MoneyGram Preferred Stock on an as-converted basis, valuing the equity of the company at more than $1 billion, in addition to the assumption of approximately $940 million in MoneyGram debt outstanding.

We believe our proposal to be substantially superior to MoneyGram’s pending transaction with Ant Financial Services Group (“Ant Financial”) because our offer:

•	Delivers significantly more value to MoneyGram stockholders– a premium of approximately 15% over Ant Financial’s offer and a premium of approximately 38% to MoneyGram’s volume weighted average share price over the three-month period ending January 25, 2017, the final day of trading prior to the announcement of the agreement with Ant Financial.

•	Presents a faster and a significantly more certain path to closing than the Ant Financial transaction.

Given these factors, which we further describe below, we are eager to open discussions with you as soon as practicable to complete minimal confirmatory due diligence and reach a mutually beneficial agreement that will allow your stockholders to benefit from a more certain path to close and receive maximum value for their shares.

Substantially More Value

Our proposal provides approximately $130 million of additional value above the offer from Ant Financial, representing a premium of approximately 15% over the Ant Financial offer and a premium of 28% over the closing price of $11.88 for MoneyGram stock on the final day of trading prior to the transaction announcement on January 26, 2017. The per share consideration represents a premium of approximately 38% to MoneyGram’s volume weighted average share price over the three-month period prior to the Ant Financial transaction announcement.

Our proposal is not subject to any financing condition. Wells Fargo Bank, N.A. has agreed to provide committed financing for the entire purchase price for the shares and assumption of MoneyGram debt and all associated fees and expenses. Enclosed is a letter from Wells Fargo Bank, N.A., which details their financing commitment.

Certain Path to Closing

Importantly, the combination of our two companies also offers stockholders a clear path to closing, which we view as a significant benefit in comparison to your current agreement with Ant Financial that contains conditions that make closing highly uncertain. We do not see any comparable uncertainty in our offer.

Unlike your current agreement, our transaction would not require a review by the Committee on Foreign Investment in the United States (“CFIUS”). The CFIUS approval process is complex and can be lengthy. Already, members of Congress, members of a congressional commission, and others have raised concerns about the transaction with Ant Financial, which include national security risks that CFIUS must carefully evaluate. MoneyGram’s handling and preservation of personal financial records of millions of U.S. customers for 10 years could complicate CFIUS’s investigation and potential mitigation measures. It appears increasingly clear that many expect the review and investigation of the Ant Financial transaction to be substantial, adding significant uncertainty to its outcome.

State regulators also have an important and wide-reaching role in reviewing these transactions. The change of control process for Ant Financial will be more burdensome and arduous than for Euronet because Euronet already holds money transmitter licenses in all material jurisdictions where MoneyGram operates. We have excellent and longstanding relationships with U.S. state and foreign regulators. Conversely, new applications from a foreign company without licenses, such as Ant Financial, require substantial time to vet ownership, including ultimate beneficial ownership, and to obtain the necessary change of control consents, often resulting in a long and arduous regulatory review process that may be ultimately unsuccessful. Such failure to obtain regulatory approval would allow Ant Financial to simply walk away from the deal without paying MoneyGram any reverse termination fee.

Our offer does not include comparable conditionality around money transfer permits because we are only requiring that we be given a defined period of time we consider sufficient to obtain all required consents. This reflects our confidence in our ability to obtain such consents due to our good working relationships with such regulators.

Furthermore, we believe our money transfer segment’s strong, 30-year record and culture of rigorous compliance should give regulators confidence in our ability to manage MoneyGram in a highly compliant manner, including with respect to its obligations under the 2012 Deferred Prosecution Agreement with the Department of Justice and the 2016 Assurance of Voluntary Compliance with 49 States’ Attorneys General.

Finally, we have already had our outside advisors conduct a detailed review and analysis of the proposed transaction, and we are confident in our ability to secure antitrust approval. In that regard, we are willing to stand behind this belief, and have proposed a $69 million antitrust termination fee – which is approximately four times higher than the CFIUS termination fee that Ant Financial offered.

Commitment to Moving Expeditiously

Our proposal is subject to minimal confirmatory due diligence, which will be completed simultaneously with the finalization of the definitive merger agreement. We would anticipate being in a position to execute the agreement within seven days following our receipt of our requested diligence materials.

As you will see from the attached markup of the Ant Financial merger agreement, we are prepared to enter into a merger agreement on terms that are superior to those in the agreement between MoneyGram and Ant Financial.

We are confident that after you have evaluated our proposal, you will agree that its terms are considerably more attractive to your stockholders than the current Ant Financial transaction, that our proposal constitutes a “Company Superior Proposal” under the terms of the Ant Financial merger agreement, and that you will then take the necessary steps to promptly engage in discussions with us regarding our proposal to secure the best offer for MoneyGram stockholders in line with your fiduciary duties.

We understand that after you have provided the appropriate notice to Ant Financial under your agreement, you can authorize management to enter into discussions with Euronet and to provide information to us. We are fully prepared and willing to enter into a confidentiality agreement with you to move this process forward as soon as possible.

We have engaged Wells Fargo Securities, LLC and Gibson, Dunn & Crutcher LLP as our financial and legal advisors, respectively. They are prepared to meet immediately with you and your advisors.

Please note that this offer is non-binding. Execution of a mutually acceptable definitive merger agreement is subject to the approval of our respective boards. We are prepared to move forward expeditiously in conducting limited due diligence, negotiating transaction agreements and working together to obtain all the requisite regulatory approvals required to close the transaction.

Our Board has unanimously approved the submission of this proposal. We encourage MoneyGram to enter into discussions with us promptly so that we can consummate this mutually beneficial transaction in a timely manner. We look forward to hearing from you.

Very Truly Yours,

Michael J. Brown

Chairman and Chief Executive Officer

Euronet Worldwide, Inc.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of prepaid mobile phone time and other prepaid products.

Euronet’s global payment network is extensive - including over 35,000 ATMs, approximately 163,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 53 countries; card software solutions; a prepaid processing network of approximately 661,000 POS terminals at approximately 305,000 retailer locations in 35 countries; and a global money transfer network of approximately 317,000 locations serving 146 countries. With corporate headquarters in Leawood, Kansas, USA, and 61 worldwide offices, Euronet serves clients in approximately 160 countries. For more information, please visit the Company’s website at www.euronetworldwide.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that is defined as net income excluding interest, income tax expense, depreciation, amortization, share-based compensation expenses and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure. Non-GAAP measures may not be comparable to similarly titled non-GAAP measures used by other companies and should be used in addition to, and not a substitute for, measures computed in accordance with U.S. GAAP. See slides 15-17 in our investor presentation included as Exhibit 99.2 to our Form 8-K dated March 14, 2017 for a reconciliation of non-GAAP items to their most directly comparable U.S. GAAP financial measure.

Note on forward-looking statements

This press release contains “forward-looking statements” related to the proposed transaction between Euronet and MoneyGram, including, but not limited to, statements regarding the benefits of the transaction and the timing of the transaction as well as statements regarding the companies’ services and markets. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including the following, among others: MoneyGram and Euronet may not sign a definitive merger agreement on the terms outlined in the document or at all; MoneyGram’s stockholders may not approve the transaction; closing of the transaction may not occur or may be delayed; expected synergies and other financial benefits of the transaction may not be realized; integration of the acquisition post-closing may not occur as anticipated; litigation related to the transaction or limitations or restrictions imposed by regulatory authorities may delay or negatively impact the transaction; unanticipated restructuring costs may be incurred or undisclosed liabilities assumed; attempts to retain key personnel and customers may not succeed; actions by competitors may negatively impact results; and, there may be negative changes in general economic conditions in the regions or the sectors in which Euronet and MoneyGram operate. In addition, please refer to the documents that Euronet and MoneyGram have filed with the SEC on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release. Any forward-looking statements made in this press release speak only as of the date of this press release. Readers are cautioned not to put undue reliance on forward-looking statements, and Euronet assumes no obligation and does not intend to update these forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contacts

Abernathy MacGregor

Tom Johnson, Patrick Tucker or Cia Williams

(212) 371-5999

tbj@abmac.com

pct@abmac.com

cew@abmac.com

Investor Contacts

Euronet Worldwide

Stephanie Taylor

Director of Financial Planning & IR

(913) 327-4221

staylor@euronetworldwide.com